EXHIBIT 99.2

Press contact:	Financial contact:
Matt Buckley	Stacey Fitzgerald
RSA Security Inc.	RSA Security Inc.
(781) 515-6212	(781) 515-6021
mbuckley@rsasecurity.com	sfitzgerald@rsasecurity.com

For Immediate Release

RSA Security on Track to Achieve Fourth-Quarter Financial Guidance

Investor Day Webcast to Begin at 8 a.m. EST Tomorrow

BEDFORD, Mass., December 8, 2004 — RSA Security Inc. (NASDAQ: RSAS) today announced that it expects its financial results for the fourth quarter ended December 31, 2004 to be within the range of guidance issued by the Company on October 21, 2004. The Company continues to expect:

•	Total quarterly revenue in the range of $79 million to $82 million, or 12% to 16% year-over-year growth.

•	Diluted earnings per share in the range of $0.14 to $0.16, compared with earnings of $0.10 per share in the year-ago fourth quarter.

“RSA Security’s order rates for the first two months of the fourth quarter are substantially ahead of last quarter, and as a result we are comfortable with the above guidance for the fourth quarter,” stated Art Coviello, president and chief executive officer. “At our Second Annual Investor Day, we look forward to discussing our expanding addressable markets and our strategy to capitalize fully on these growth opportunities.”

RSA Security will broadcast its Second Annual Investor Day live over the Internet beginning at 8:00 a.m. EST tomorrow, December 9, 2004. The agenda for the event is as follows:

•	Welcome & Introduction – Art Coviello, President & Chief Executive Officer

•	Go-to-Market Strategic Overview – John Worrall, Vice President, Marketing

•	Product Overview – Bill McQuaide, Senior Vice President, Enterprise Solutions

•	Product Demo – Joe Uniejewski, Senior Vice President & Chief Technology Officer/Gerry Wilson, Senior Vice President & Chief Information Officer

•	Sales and Distribution Strategy – Scott Schnell, Senior Vice President, Sales & Marketing

•	Finance and Operations – Jeff Glidden, Senior Vice President & Chief Financial Officer

•	Closing Remarks & Final Q&A – Art Coviello, President & Chief Executive Officer

To access the Investor Day, visit the ‘Investors’ section of the Company’s website (http://www.rsasecurity.com) 15 minutes prior to the event’s broadcast. An archived version of the Investor Day will be available following the initial broadcast.

About RSA Security Inc.
RSA Security Inc. helps organizations protect private information and manage the identities of people and applications accessing and exchanging that information. RSA Security’s portfolio of solutions — including identity & access management, secure mobile & remote access, secure enterprise access, secure transactions and consumer identity protection — are all designed to provide the most seamless e-security experience in the market. Our strong reputation is built on our history of ingenuity, leadership, proven technologies and our more than 16,000 customers around the globe. Together with more than 1,000 technology and integration partners, RSA Security inspires confidence in everyone to experience the power and promise of the Internet. For more information, please visit http://www.rsasecurity.com.

# # #

RSA is a registered trademark or trademark of RSA Security Inc. in the United States and/or other countries. All other products and services mentioned are trademarks of their respective companies.

This press release contains forward-looking statements regarding RSA Security’s financial guidance for the fourth quarter of 2004. These statements involve a number of risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those indicated by the forward- looking statements are general economic conditions, including the sluggish global economy, performance of our direct and indirect distribution channels, competitive pressures, market acceptance of new products and technologies, and the risk factors detailed from time to time in RSA Security’s periodic reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, RSA Security’s Annual Report on Form 10-K filed on March 8, 2004.